Amendment to Equity Distribution Agreement
January 7, 2026
RECITALS
WHEREAS, an equity distribution agreement was entered into on January 15, 2025 (the “Distribution Agreement”), by and between Maxim Group LLC (the “Agent”) and MacKenzie Realty Capital, Inc. (the “Company”), a Maryland corporation (collectively, the “Parties”), and
WHEREAS, the Parties have agreed to amend the Distribution Agreement (this “Amendment”).
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties agree that the Distribution Agreement shall be amended as follows:
AMENDMENT
Section 7 of the Distribution Agreement is hereby amended and replaced in its entirety to read:
7. Termination of this Agreement. The term of this Agreement shall begin on the date hereof, and shall continue until the earlier of (i) the sale of Shares having an aggregate offering price of $20,000,000, (ii) July 15, 2027 or (iii) the termination by either the Agent or the Company upon the provision of fifteen (15) days written notice. Any such termination by mutual agreement shall in all cases be deemed to provide that Section 3(g), Section 5 and Section 6 shall remain in full force and effect. Notwithstanding the foregoing, the Agent shall have the right, in its sole discretion, to terminate this Agreement if at any time from the date of this Agreement to the effectiveness of the Registration Statement, the Agent is not fully satisfied, in its sole discretion, with the results of its and its representatives’ review of the Company and the Company’s business.
***
Except as specifically amended hereby, the Distribution Agreement shall remain in full force and effect and all other terms of the Distribution Agreement remain unchanged. To the extent any provision of the Distribution Agreement is inconsistent with this Amendment, this Amendment shall control. Capitalized terms used herein and not otherwise defined have the meetings ascribed to them in the Distribution Agreement. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to the Distribution Agreement on the date first set forth above.

Very truly yours,

MACKENZIE REALTY CAPITAL, INC.

By:
Name: Chip Patterson
Title: General Counsel and Secretary

Accepted and Agreed to as of
the first date written above:

MAXIM GROUP LLC.

By:
Name: Ritesh M. Veera
Title: Co-Head of Investment Banking